UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2016

PAYLOCITY HOLDING CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-36348	46-4066644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3850 N. Wilke Road

Arlington Heights, Illinois 60004

(Address of principal executive offices, including zip code)

(847) 463-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2016, the Board of Directors (the “Board”) of Paylocity Holding Corporation (the “Company”) resolved to increase the size of the Board from six directors to seven, and appointed Ms. Ellen Carnahan as a director to fill the vacancy created upon the expansion in the size of the Board.  Ms. Carnahan will serve as a Class I director with a term expiring at the Company’s 2018 Annual Meeting of Stockholders.  The Board determined that Ms. Carnahan is independent in accordance with the applicable rules of the NASDAQ Stock Market.  The Company’s Board has not yet determined on which committees, if any, Ms. Carnahan will serve.

Ms. Carnahan was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person, and there are no related party transactions between Ms. Carnahan and the Company that would require disclosure under Item 404(a) of Regulation S-K.  Ms. Carnahan will receive cash compensation and will be granted restricted stock units for her services on the Board and any applicable committees, in accordance with the Company’s standard director compensation package as described in the Company’s Notice of 2017 Annual Meeting of Stockholders filed with the SEC on October 25, 2016, which description is incorporated into this Item 5.02 by reference.

A copy of the press release announcing Ms. Carnahan’s appointment is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Paylocity Holding Corporation on November 9, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYLOCITY HOLDING CORPORATION

Date: November 9, 2016	By:	/s/ Steven R. Beauchamp
Steven R. Beauchamp
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Paylocity Holding Corporation on November 9, 2016.